PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:	D. Michael Harlan President and CEO Breeze-Eastern Corporation Phone: 973/602-1023
BREEZE-EASTERN CORPORATION COMPLETES MOVE TO NEW FACILITY, TAKES RESERVE CHARGES
Whippany, New Jersey, May 6, 2010
Breeze-Eastern Corporation (NYSE Amex: BZC) announced today that it has completed its move from Union, New Jersey to Whippany, New Jersey; the move has been underway in stages since December, 2009. President and CEO Mike Harlan said: “I am very pleased that we have been able to complete this move and still meet all of our delivery commitments to our customers. Despite the extra challenges involved in relocating all of our operations, we still finished our Fiscal Year 2010 with total revenue at the upper end of the $65-70 million range we presented to the investment community during our Fiscal Third Quarter earnings teleconference. Our customers are conducting their on-site quality audits of our new facility, with positive results, and we are ramping up production. Our new facility incorporates many modern advantages over our previous facility, which enable greater efficiencies and facilitate teamwork.”
The Company also announced that during its Fiscal Year end reviews, it has determined that it must adjust its estimates of inventory obsolescence and environmental reserves. These changes will impact Fiscal Fourth Quarter earnings as follows:
     1) Inventory Reserve — In the process of moving, the Company reviewed its inventory and identified $2.2 million of items which would cost more to move and restock than their current or projected future market value; these items have been scrapped. Since this amount was more than was expected, the Company’s management reassessed the methodology used for estimating inventory obsolescence and determined that a modification was warranted. This change in methodology will increase the Company’s estimate of inventory obsolescence to $2.5 million at the end of
35 Melanie Lane • Whippany • New Jersey 07981
Tel. 973.602.1001 • Fax 973.739-9333 • www.breeze-eastern.com

Breeze-Eastern Corporation — May 6, 2010
Breeze-Eastern Corporation Completes Move to New Facility, Takes Reserve Charges

March, 2010. The combination of these two events will result in a one-time (non-cash) pretax charge of approximately $3.3 million ($1.9 million after tax or $0.20 per share) against Fiscal Fourth Quarter earnings.
     2) Environmental Reserve — During the past several months, the Company received and evaluated new information regarding several of its environmental sites which triggered a reassessment of its environmental liability estimates. To support this reassessment, the Company retained the services of WSP Environment and Energy (WSP), a nationally recognized environmental consulting firm. Based upon the new information and WSP’s analysis and recommendations, the Company has determined that its best estimate of its Reserves for Environmental Liabilities is now about $14.5 million (before offsetting cost-sharing of about $1.5 million), which will result in a one-time (non-cash) pretax charge of approximately $8.2 million ($4.7 million after tax or $0.50 per share) against Fiscal Fourth Quarter earnings.
     These charges are due to sites related to previously divested businesses (not the Union or Whippany sites), and involve a combination of previously-unforeseen work that is now required and extensions of the timeframes required to complete previously-agreed remediation and monitoring plans. Although this is a significant increase, and calculating potential environmental liabilities is inherently imprecise, the Company believes that this increase will bring its best estimate of Reserves for Environmental Liabilities to a level which is reasonable in light of all the factors known at this time.
Charles Grigg, Chairman of the Board of Directors said: “While we are pleased to have met our revised revenue projection for this fiscal year and to have completed our move, we are obviously disappointed to have to take these two significant reserve charges; however, it is clear that they are necessary. We are very pleased with the initial work of our new executive management team, and fully support their actions to deliver sustained long-term growth and profitability.”
Mr. Harlan concluded: “When we started the Fiscal Fourth Quarter, we did not expect these significant one-time charges; but these reserve adjustments are necessary, and are now behind the Company. Our core business remains strong and we look forward to continuing to deliver extraordinarily reliable products, meeting our customer commitments, winning new orders, and delivering more favorable returns to our investors in Fiscal 2011. I look forward to addressing our shareholders and the investment community at our next earnings teleconference in May.”
Breeze-Eastern Corporation (NYSE Amex: BZC; http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting and pulling devices for military and civilian aircraft and vehicles, including rescue hoists, cargo hooks, cargo and retrieval winches, and weapons-lifting systems. The Company, which employs approximately 175 people at its facility in Whippany, New Jersey, reported sales of $75 million in the fiscal year ended March 31, 2009.

Breeze-Eastern Corporation — May 6, 2010
Breeze-Eastern Corporation Completes Move to New Facility, Takes Reserve Charges

Important Information about Forward-Looking Statements:
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding our future operating performance, financial results, events, trends and plans. All statements in this news release other than statements of historical facts are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties. We have attempted to identify any forward-looking statements by using words such as “anticipates,” “believes,” “could,” “expects,” “intends,” “may,” “should” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within the forward-looking statements. Such factors include, but are not limited to competition from other companies; changes in applicable laws, rules, and regulations affecting the Company in the locations in which it conducts its business; interest rate trends; a decrease in the United States government defense spending, changes in spending allocation or the termination, postponement, or failure to fund one or more significant contracts by the United States government or other customers; determination by us to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks disclosed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, Quarterly Report on Form 10-Q for the period ended December 31, 2009, and other filings with the Securities and Exchange Commission. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.
SOURCE: Breeze-Eastern Corporation
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